LIMITED LIABILITY COMPANY AGREEMENT

OF

CPG VINTAGE ACCESS FUND III, LLC

This Limited Liability Company Agreement (this "Agreement") of CPG Vintage Access Fund III, LLC is effective as of June 19, 2019 and entered into by Mitchell A. Tanzman, as member ("the Organizational Member").

The Organizational Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

1.       Name.  The name of the limited liability company formed hereby is CPG Vintage Access Fund III, LLC (the "Company").

2.       Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.       Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o Corporation Services Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808.

4.       Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Services Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808.

5.       Organizational Member.  The name and mailing address of the Organizational Member are as follows:

Mitchell A. Tanzman

c/o Central Park Advisers, LLC

805 Third Avenue

New York, New York 10022.

6.       Powers.  The business and affairs of the Company shall be managed by or under the direction of the Organizational Member.  The Organizational Member shall have the power and authority to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.  Notwithstanding any other provision of this Agreement, the Organizational Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.  The Organizational Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware, including without limitation, the Certificate of Formation of the Company.

7.       Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the written consent of the Organizational Member, (b) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8.       Capital Contributions.  In accordance with Section 18-301(d) of the Act, the Organizational Member has not and is not obligated to make a contribution to the Company and does not have any units of limited liability company interest in the Company.

9.       Distributions.  Distributions shall be made to the Organizational Member at the times and in the aggregate amounts determined by the Organizational Member.

10.       Assignments.  The Organizational Member may not assign in whole or in part his interest in the Company.

11.       Resignation.  The Organizational Member may not resign from the Company until the admission of an additional member to the Company.

12.       Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the consent of the Organizational Member.  Immediately following the admission of an additional member of the Company, the Organizational Member shall be deemed to have resigned from the Company as a member of the Company.  Upon such resignation, the remaining members of the Company are authorized to, and shall, continue the business of the Company without dissolution.

13.       Liability of Members.  The Organizational Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

14.       Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date written above.

Organizational Member:

/s/ Mitchell A. Tanzman
Mitchell A. Tanzman